FIFTH LEASE AMENDMENT AGREEMENT

This FIFTH LEASE AMENDMENT AGREEMENT (this “Agreement”) is entered into as of September  28 , 2017 (the “Effective Date”), by and between Peninsula Innovation Partners, LLC, a Delaware limited liability company (“Landlord”) and Pacific Biosciences of California, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant are parties to the following leases (each, a “Lease”, and collectively, the “Leases”):

(i) Lease dated as of December 10, 2009 and modified by that certain Commencement Date Certificate dated by Tenant as August 24, 2010 and by Landlord as of September 8, 2010, as amended by that certain Second Amendment to Industrial Lease [sic] dated as of August 13, 2010, as further amended.by that certain Third Amendment to Industrial Lease dated as of December 29, 2010, as further amended by that certain Fourth Amendment to Lease dated as of March 30, 2015, as further amended by that certain Fifth Amendment to Lease dated as of March 30, 2015, as further amended by that certain Lease Amendment Agreement (the “Lease Amendment Agreement”) dated as of July 23, 2015, as further amended by that certain Second Lease Amendment Agreement (the “Second Lease Amendment Agreement”), as further amended by that certain Third Lease Amendment Agreement (the “Third Lease Amendment Agreement”) dated as of January 27, 2017, and as further amended by that certain Fourth Lease Amendment Agreement (the “Fourth Lease Amendment Agreement”) dated as of May 31, 2017, pursuant to which Landlord leases to Tenant certain premises (the “940 Hamilton Premises”) consisting of approximately 29,371 square feet located at 940 Hamilton Avenue (formerly known as 1394 Willow Road), Menlo Park, California for a tern that currently expires on September 30, 2017;

(ii) Lease dated as of September 24, 2009, as amended by that certain First Amendment to Lease Agreement dated as of May 19, 2010, as further amended by that certain Second Amendment to Industrial Lease dated as of August 13, 2010, as further amended by that certain Third Amendment to Industrial Lease dated as of December 29, 2010, as further amended by that certain Fourth Amendment to Lease dated as of March 30, 2015, as further amended by that certain Fifth Amendment to Lease dated as of March 30, 2015, as further amended by the Lease Amendment Agreement, as further amended by the Second Lease Amendment Agreement, as further amended by the Third Lease Amendment Agreement, and as further amended by the Fourth Lease Amendment Agreement, pursuant to which Landlord leases to Tenant certain premises (the “960 Hamilton Premises”) consisting of approximately 22,267 square feet located at 960 Hamilton Avenue (formerly known as 1392 Willow Road), Menlo Park, California for a term that currently expires on September 30, 2017; and

(iii) Lease dated as of December 15, 2010 and modified by that certain Commencement Date Certificate dated by Tenant as of February 4, 2011 and by Landlord as 1 of March 16, 2011, as further amended by that certain First Amendment to Lease dated as of March 30, 2015, as further amended by that certain Second Amendment to Lease dated as of March 30, 2015, as further amended by the Lease Amendment Agreement, as further amended by the Second Lease Amendment Agreement, as further amended by the Third Lease Amendment Agreement, and as further amended by the Fourth Lease Amendment Agreement, pursuant to which Landlord leases to Tenant certain premises (the “1010 Hamilton Premises” and collectively with the 940 Hamilton Premises and the 960 Hamilton Premises, the “Premises”) consisting of approximately 21,240 square feet located at 1010 Hamilton Avenue, Menlo Park, California for a term that currently expires on September 30, 2017.

B. WHEREAS, in connection with the termination of the Leases, Landlord and Tenant desire to set forth their agreement with respect to certain issues related to Tenant's transition out of the Premises, and to modify the Leases on the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Extension of Lease Term.

(a) 960 Hamilton Premises.  The Term of the Lease for the 960 Hamilton Premises expires on September 30, 2017. Tenant has requested, and Landlord has agreed to grant, an extension of the Term of the Lease for the 960 Hamilton Premises. The Term of the Lease for the 960 Hamilton Premises is hereby extended to expire on December 31, 2017. Clauses 1(c)(i)-(ii) of the Fourth Lease Amendment Agreement are hereby deleted in their entirety and replaced with the following:

“(i) Tenant shall have surrendered the entirety of the 960 Hamilton Premises in compliance with section 5 of the Lease Amendment Agreement on or before December 31, 2017, and (ii) Tenant shall not be in Default under any Lease as of the date Tenant surrenders the entirety of the 960 Hamilton Premises (collectively, the “960 Hamilton Early Payment Conditions”)”

(b) 1180 Hamilton Premises.  Landlord has granted Tenant a license to use a portion of 1180 Hamilton Avenue, Menlo Park, California as the Storage Space (as defined in the Second Lease Amendment Agreement) during the Storage Space Period (as defined in the Second Lease Amendment Agreement). Provided that Tenant has fully vacated the premises licensed to it by Landlord at 1190 Hamilton Avenue, Menlo Park, California not later than September 30, 2017 (the “Vacation Condition”), then the Storage Space Period shall be extended to expire on the earliest to occur of (i) December 31, 2017, (ii) the date that Tenant informs Landlord it no longer requires the Storage Space, and (iii) the date that all of the Leases are terminated due to Tenant’s default. It is an express condition precedent to the extension of the Storage Space Period that the Vacation Condition shall have occurred.

2. Miscellaneous. Except as otherwise expressly provided herein, all defined terms used in this Agreement shall have the same respective meanings as are provided for such defined terms in the Leases. Insofar as the specific terms and provisions of this Agreement purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Leases, the terms and provisions of this Agreement shall govern and control; in all other respects, the terms, provisions and exhibits of the Leases shall remain unmodified and in full force and effect. Landlord and Tenant hereby agree that (a) this

Agreement is incorporated into and made a part of each Lease, (b) any and all references to the Leases hereinafter shall include this Agreement and (c) the Leases and all terms, conditions and provisions of the Leases are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove. If either Landlord or Tenant brings an action or proceeding to enforce the terns hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys' fees. The term “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought. Time is of the essence with respect to each and every time period described in this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TENANT:

PACIFIC BIOSCIENCES OF
CALIFORNIA, INC.,

a Delaware corporation

By:	/s/ Ben Gong
Name:	Ben Gong
Its:	VP Finance

LANDLORD:

PENNINSULA INNOVATION
PARTNERS, LLC

a Delaware limited liability company

By:	/s/ Fergus O’Shea
Name:	Fergus O’Shea
Its:	Director